Free Writing Prospectus No. T2238 filed pursuant to Rule 433 dated January 3, 2022 / Registration Statement No. 333-238458-02

Trigger PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Equity Indices

Principal at Risk Securities

You should read the accompanying preliminary pricing supplement dated January 3, 2022, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Basket Components:	S&P 500® Index EURO STOXX 50® Index
Principal Amount:	$10 per security
Trade Date:	January 14, 2022
Settlement Date:	January 20, 2022
Valuation Date:	January 31, 2028
Maturity Date:	February 3, 2028
Payment at Maturity:

If the Final Basket Level is greater than the Initial Basket Level, an amount calculated as follows:

$10 + Leveraged Upside Payment

If the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Trigger Level,

$10

If the Final Basket Level is less than the Trigger Level,

$10 × Basket Performance Factor

Under these circumstances, the Payment at Maturity will be less than the principal amount of $10 and will represent a loss of more than 25%, and possibly all, of your investment.

Leveraged Upside Payment:	$10 × Leverage Factor × Basket Percent Change
Basket Percent Change:	Final Basket Level – Initial Basket Level Initial Basket Level
Basket Performance Factor:	The Final Basket Level divided by the Initial Basket Level.
Initial Component Level:	For each Basket Component, the closing level of such Basket Component on the Trade Date. In the event that the closing level for any Basket Component is not available on the Trade Date, the Initial Component Level for such Basket Component will be determined on the immediately following trading day on which a closing level is available.
Final Component Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.
Basket Component Return:	For each Basket Component, the Final Component Level divided by the Initial Component Level. “SPX Component Return” is the Basket Component Return for the S&P 500® Index. “SX5E Component Return” is the Basket Component Return for the EURO STOXX 50® Index.
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	100 × [(SPX Component Return × 50/100) + (SX5E Component Return × 50/100)]
Trigger Level:	75% of the Initial Basket Level
Leverage Factor:	145.75%
CUSIP / ISIN:	22552J161 / US22552J1613
Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/1053092/00009501032 2000037/dp164652_424b2-t2238.htm

Securities Payoff Diagram

Hypothetical Payment at Maturity

Basket Percent Change	Payment at Maturity	Total Return on Securities
50%	$17.2875	72.875%
30%	$14.3725	43.725%
20%	$12.915	29.15%
10%	$11.4575	14.575%
5%	$10.72875	7.2875%
0%	$10.00	0%
-5%	$10.00	0%
-10%	$10.00	0%
-20%	$10.00	0%
-25%	$10.00	0%
-26%	$7.40	-26%
-30%	$7.00	-30%
-50%	$5.00	-50%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the Underlying (including historical information relating to the Underlying), the terms of the securities and certain risks.

About Your Securities

The Trigger PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Equity Indices due February 3, 2028, which we refer to as the securities, offer leveraged exposure to the positive performance of the Basket Components and limited protection against a loss of principal, subject to the credit risk of Credit Suisse. At maturity, if the Basket has appreciated in value from the Initial Basket Level to the Final Basket Level, investors will receive the principal amount of their investment plus the leveraged upside performance of the Basket. If the Basket has depreciated in value but the Final Basket Level is greater than or equal to the Trigger Level, investors will receive the stated principal amount of their investment. However, if the Basket has depreciated in value so that the Final Basket Level is less than the Trigger Level, investors will lose 1% for every 1% decline in the level of the Basket from the Initial Basket Level to the Final Basket Level. Under these circumstances, the Payment at Maturity will be significantly less than the principal amount and could be zero. Investors may lose their entire initial investment in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated January 3, 2022, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

•	Underlying Supplement dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I–B dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

RISK FACTORS

This section describes the material risks relating to the securities. For a complete list of risk factors, please see the accompanying pricing supplement, any accompanying underlying supplement, product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the appropriateness of the securities in light of their particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Relating to the Securities Generally

•	The securities do not guarantee the return of any principal

•	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms

•	The securities do not pay interest

•	The probability that the Final Basket Level will be less than the Trigger Level will depend on the volatility of the Basket Components

•	The amount payable on the securities is not linked to the value of the Basket at any time other than the Valuation Date

•	The U.S. federal tax consequences of an investment in the securities are unclear

Risks Relating to the Basket Components

•	Changes in the levels of the Basket Components may offset each other

•	The closing level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the equity securities included in the EURO STOXX 50® Index are traded in a foreign currency and the securities are denominated in U.S. Dollars

•	Foreign securities markets risk

•	No ownership rights relating to the Basket Components

•	Adjustments to the Basket Components could adversely affect the value of the securities

•	No dividend payments or voting rights

•	Government regulatory action, including legislative acts and executive orders, could result in material changes to a Basket Component and could negatively affect your return on the securities

Risks Relating to the Issuer

•	The securities are subject to the credit risk of Credit Suisse

•	Credit Suisse is subject to Swiss regulation

Risks Relating to Conflicts of Interest

•	Hedging and trading activity

•	Potential conflicts

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable economic and market factors will affect the value of the securities

•	The estimated value of the securities on the Trade Date may be less than the Price to Public

•	Effect of interest rate in structuring the securities

•	Secondary market prices

•	Lack of liquidity

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.